Exhibit 10.3

AMENDED AND RESTATED SEVERANCE AGREEMENT
THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (the “Agreement”) is made this 8th day of May, 2015, by Chambers Street Properties, a Maryland real estate investment trust (the “Company”), with its principal place of business at 47 Hulfish Street, Suite 210, Princeton, NJ 08542 and Hugh S. O'Beirne, residing in the State of New Jersey (the “Executive”).
1.Purpose. The Company considers it essential to the best interests of its shareholders to promote and preserve the continuous employment of key management personnel. The Board of Trustees of the Company (the “Board”) recognizes that, as in the case with many companies, the possibility of a termination of employment exists and that such possibility, and the uncertainty and questions that it may raise among management, particularly in the context of a Change in Control (as defined below), may result in the distraction of key management personnel to the detriment of the Company and its shareholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's key management. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.
2.Definitions.
(a)Accrued Salary. “Accrued Salary” shall mean accrued and unpaid base salary through the Date of Termination. In addition, in the event the Executive's annual bonus for the Company's most recently completed fiscal year has not yet been paid to the Executive, then Accrued Salary also shall include such prior fiscal year's earned, accrued and unpaid bonus.
(b)Cause. “Cause” for termination shall mean a determination by the Board in good faith that any of the following events has occurred: (i) indictment of the Executive of, or the conviction or entry of a plea of guilty or nolo contendere by the Executive to any felony, or any misdemeanor involving moral turpitude; (ii) the Executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of funds or property of the Company, CSP Operating Partnership, LP (the “Operating Partnership”) and their subsidiaries (the Company, the Operating Partnership and their subsidiaries are hereinafter referred to as the “CSG”) other than an occasional and de minimis use of Company property for personal purposes; (iii) the Executive's willful failure or gross negligence in the performance of his assigned duties for CSG, which failure or gross negligence continues for more than 5 days following the Executive's receipt of written or electronic notice of such willful failure or gross negligence from the Board; (iv) any act or omission of the Executive that has a demonstrated and material adverse impact on CSG's reputation for honesty and fair dealing or any other conduct of the Executive that would reasonably be expected to result in injury to the reputation of the CSG; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate, destroy or fail to produce documents or other materials.
For purposes of this Section 2(b), any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for CSG shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of CSG. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been (i) delivered to the Executive a notification stating the reasons for termination and providing the Executive 10 days from delivery of such notice to cure, if curable, the acts or omissions constituting Cause, and thereafter (ii) delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of the Board, finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in this Section 2(b) that has not been cured; provided, that if the Executive is a member of the Board, the Executive shall not vote on such resolution.
(c)Change in Control. “Change in Control” shall be deemed to have occurred if:
(i)any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which Executive is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities (other than as a result of an acquisition of securities directly from the Company); or
(ii)any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, in substantially the same proportions, shares representing in the aggregate seventy percent (70%) or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or
(iv)the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.
(d)Date of Termination. “Date of Termination” shall mean the actual date of the Executive's termination of employment with the Company.
(e)Disability. “Disability” shall mean if the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(f)Good Reason. “Good Reason” for termination shall mean the occurrence of one of the following events, without the Executive's prior written consent, provided such event is not corrected within 15 days following the Board's receipt of written or electronic notice of such event: (i) a material diminution in the Executive's duties or responsibilities or any material demotion from the Executive's current position at the Company; (ii) if the Executive is a member of the Board, the failure of the Company or its affiliates to nominate the Executive as a Trustee of the Company; (iii) a requirement that the Executive work principally from a location outside the 50 mile radius from the Company's address, except for required travel on the Company's business to the extent substantially consistent with the Executive's business travel obligations on the date hereof; (iv) failure to pay the Executive any compensation, benefits or to honor any indemnification agreement to which the Executive is entitled within 30 days of the date due; or (v) the occurrence of any of the following events or conditions in the year immediately following a Change in Control: (A) a reduction in the Executive's annual base salary or annual bonus opportunity as in effect immediately prior to the Change in Control; (B) the failure of the Company to obtain an agreement, reasonably satisfactory to the Executive, from any successor or assign of the Company to assume and agree to adopt this Agreement for a period of at least two years from the Change in Control.
(g)Restricted Period. The “Restricted Period” shall mean the period of Executive's employment with the Company, and an additional period of 12 months thereafter.
(h)Retirement. As used in this Agreement, “Retirement” shall mean a retirement by the Executive if the Executive has been designated as an eligible retiree by the Board, in the Board's sole discretion.
3.Effect of Termination.
(a)Any Termination. If the Executive's employment with the Company terminates for any reason, the Executive shall be entitled to any Accrued Salary. The Executive shall have no rights or claims against the Company except to receive the payments and benefits described in this Section 3. The Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's accrued rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, including unreimbursed business expenses, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto (the “Accrued Benefits”).
None of the benefits described in this Section 3 (other than Accrued Salary and the Accrued Benefits) will be payable unless the Executive has signed and not revoked no later than the thirtieth day following the Date of Termination the general release attached hereto as Exhibit A. In addition, the benefits described in this Section 3 (other than Accrued Salary and the Accrued Benefits) are conditioned upon the Executive's ongoing compliance with his restrictions, covenants and promises under Sections 4, 5, 6 and 7 below.
Anything in this Agreement to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company and reasonably acceptable to Executive (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and any subsidiary and each of their respective affiliates in the nature of compensation to or for Executive's benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Accounting Firm shall determine as required below in this Section 3(a) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined in Section 3(a)(iv)). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined in Section 3(a)(iv)) of aggregate Payments if Executive's Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive's

Agreement Payments were so reduced, then Executive shall receive all Agreement Payments to which Executive is entitled.
If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 3(a) shall be binding upon the Company and Executive (absent manifest error) and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of Executive's termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall first be made by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from date of Executive's termination, but with regard to equity awards always first reducing or eliminating benefits under performance-vesting awards before time-vesting awards. For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code).

The following terms shall have the following meanings for purposes of this Section 3(a):
(i)“Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.
(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive's taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant taxable year(s).
All fees and expenses of the Accounting Firm shall be paid solely by the Company
(b)Termination by the Company without Cause or by Executive for Good Reason. If the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason, then in addition to the benefits under Section 3(a) above, the Executive shall be entitled to receive the following:
(i)an amount equal to the sum of (I) the Executive's base salary in effect immediately prior to the Date of Termination, payable in twelve equal monthly installments commencing with the first payroll period following the thirtieth day following the Date of Termination and (II) the Executive's target annual bonus, payable in a lump sum in the first payroll period following the thirtieth day following the Date of Termination (collectively, the “Cash Severance”);
(ii)an annual cash bonus for the year in which the Date of Termination occurs based on performance of the Company for the full year in which the Date of Termination occurs, pro rated based on the number of days the Executive is employed in such year, and payable when annual bonuses are paid to executives generally, but no later than March 15 of the year following termination.
(iii)continued payment by the Company for health insurance coverage for the Executive and the Executive's spouse and dependents for 12 months following the Date of Termination to the same extent that the Company paid for such coverage immediately prior to the termination of the Executive's employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage; provided that if any such insurance coverage shall become unavailable and/or the Company's insurer refuses to continue coverage during the 12 month period, the Company thereafter shall be obliged only to pay to the Executive an amount which, after reduction for income and employment taxes, is equal to the preexisting employer premiums for such insurance for the remainder of such twelve month period.
(iv)pro rata vesting (based on the number of days the Executive is employed through the Date of Termination) of unvested time-based awards and performance based awards (based on performance of the of the Company through the Date of Termination).
(c)Change-in-Control. If upon a Change in Control the surviving or successor entity does not grant, in exchange for the equity awards then held by the Executive (the “Equity Grants”), equity awards with respect to registered publicly traded stock with the same intrinsic value as the Common Shares (as defined in the Plan) subject to the Equity Grants (“Substitute Grants”), then all Equity Grants will become fully vested on the date of the Change in Control, and, in the case of units, Common Shares will be issued on the date of the Change in Control. If upon a Change in Control the surviving or successor entity awards Substitute Grants, the Substitute Grants shall continue to vest on the regularly scheduled vesting dates of the Equity Grants; provided, however, that if within one (1) year after the date of the Change in Control Grantee's employment with the Company is terminated without Cause, by the Grantee for Good Reason or by reason of death or Disability, then any then-outstanding Substitute Grants will become fully vested and settled on the date of termination. For avoidance of doubt, Substitute Grants can only have the same intrinsic value as set forth above if it is readily traded on a major stock exchange. In the case of performance-based Equity Grants outstanding at the time of a Change in Control, the performance cycle of each such grant shall end on the date on which the Change in Control occurs.
In the event the Executive's employment is terminated by the Company without Cause or by the Executive with Good Reason within 360 days following a Change in Control, Executive shall be entitled to receive, in addition to the benefits under Section 3(a) above, (i) in lieu of the Cash Severance, an amount equal to two times the sum of his annual base salary and target bonus in the fiscal year in which the Date of Termination occurs, and (ii) a pro rata annual cash bonus for the year in which the Date of Termination occurs (based on the number of days the Executive is employed in such year), calculated based on the target bonus for such year, payable in a lump sum in the first payroll period following the thirtieth day following the Date of Termination.
(d)Termination In the Event of Death or Disability. If the Executive's employment terminates because of the Executive's death or Disability, then in addition to the benefits under Section 3(a) above, the Executive (or his estate or other legal representatives, as the case may be) shall be entitled to receive:
(i)a pro rata annual cash bonus (based on the number of days Executive is employed in the year of termination) for the year in which the Date of Termination occurs, calculated based on performance of the Company of the full year in which the Date of

Termination occurs, and payable when annual bonuses are paid to executives generally, but no later than March 15 following the year of termination;
(ii)continued payment by the Company for health insurance coverage for the Executive and the Executive's spouse and dependents for 12 months, consistent with COBRA, following the Date of Termination to the same extent that the Company paid for such coverage immediately prior to the termination of the Executive's employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage; provided that if any such insurance coverage shall become unavailable and/or the Company's insurer refuses to continue coverage during the 12 month period, the Company thereafter shall be obliged only to pay to the Executive an amount which, after reduction for income and employment taxes, is equal to the preexisting employer premiums for such insurance for the remainder of such twelve month period; and
(iii)vesting of all unvested time-based awards and  all unvested performance based awards (in the case of performance based awards, treating the date of termination as the last day of the relevant performance cycle).
(e)Termination In the Event of Retirement. If the Executive's employment terminates because of his Retirement, then in addition to the benefits under Section 3(a) above, the Executive shall be entitled to receive the following:
(i)a pro rata annual cash bonus (based on the number of days Executive is employed in the year of termination) for the year in which the Date of Termination occurs, calculated based on the Company's performance for the full year in which the Date of Termination occurs, payable when annual bonuses are paid to executives generally, but no later than March 15 of the year following termination; and
(ii)pro rata vesting (based on the number of days Executive was employed through the Date of Termination) of unvested time-based awards and performance-based awards (based on performance of the Company through the Date of Termination).
4.Non-Disparagement. The Executive agrees that during the Restricted Period he will not make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that (a) in any way could disparage CSG or any officers, executives, trustees, partners, managers, members, principals, employees, representatives, or agents of CSG, or which foreseeably could or reasonably could be expected to harm the reputation or goodwill of any of those persons or entities, or (b) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else.

5.Non-Competition.
(a)Non-Competition. Subject to Section 5(b) hereof, the Executive agrees that during the Restricted Period the Executive shall not, without the prior express written consent of the Board, directly or indirectly, anywhere in the United States, own an interest in, join, operate, control or participate in, or be connected as an owner, officer, executive, employee, partner, member, manager, shareholder, or principal of or with, any business that is engaged in acquiring, owning, operating, managing or leasing office or industrial real estate properties. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding shares of a real estate investment company. The restrictions of this Section 5(a) shall not apply if the Executive's employment with the Company is terminated for any reason by the Company during the 12 month period immediately following a Change in Control.
(b)Board's Discretion. Notwithstanding anything contained herein, the Board retains the right, in its sole discretion, to shorten or eliminate the post-employment Restricted Period.
6.Non-Solicitation of Employees. The Executive agrees that during the Restricted Period, the Employee shall not, without the express written consent of the Board, hire, solicit, recruit, induce or procure (or assist or encourage any other person or entity to hire, solicit, recruit, induce or procure), directly or indirectly or on behalf of himself or any other person or entity, any officer, executive, trustee, partner, principal, member, or non-clerical employee of the Company or any person who was an officer, executive, trustee, partner, principal, member, or non-clerical employee of the Company at any time during the final year of the Executive's employment with the Company, to work for the Executive or any person or entity with which the Executive is or intends to be affiliated, or otherwise directly or indirectly encourage any such person to terminate his or her employment or other relationship with the Company without the prior express written consent of the Board. Notwithstanding anything contained herein, the foregoing shall not restrain the Executive from hiring, soliciting, recruiting, inducing or procuring any individual to work for the Executive or any individual or entity with which the Executive is or intends to be affiliated if such individual was either terminated by the Company or such individual resigned for Good Reason. In addition, the Board retains the right, in its sole discretion, to release any Executive from its obligations under this Section.
7.Injunctive Relief. The Executive understands that the restrictions contained in Section 4, 5 and 6 of this Agreement are intended to protect the Company's interests in its proprietary information, goodwill, and its employee and investor relationships, and agrees that such restrictions (and the scope and duration thereof) are necessary, reasonable and appropriate for this purpose. The Executive acknowledges and agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of his promises and obligations under Sections 4, 5 and/or 6, that the Company would be irreparably harmed by such breach, and that, in any event, money damages would be an inadequate remedy for any such breach. Therefore, the Executive agrees and consents that the Company shall be entitled to an injunction or other appropriate equitable relief (in addition to all other remedies it may have for damages or otherwise) to restrain any such breach or threatened breach without showing or proving any actual damage to the Company; and the Company shall be entitled to an award of its attorneys' fees and costs incurred in enforcing the Executive's obligations under Sections 4, 5 and/or 6.
8.Miscellaneous.
(a)409A.
(i)This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (A) upon a termination of employment, Executive shall have no ongoing obligations to the Company, the operating partnership or the subsidiaries that would prevent Executive from having a “separation from service” upon such termination within the meaning of such term under Section 409A; and (B) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment.
(ii)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (A) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(iii)Notwithstanding any provision in this Agreement to the contrary, if, at the time of Executive's separation from service with the Company, the Company has securities which are publicly traded on an established securities market, Executive is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise exempt from Section 409A until the first payroll dated that occurs after the date that is six (6) months following Executive's separation from service with the Company. If Executive dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Executive's estate within sixty (60) days after the date of Executive's death.
(b)Tax Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
(c)No Mitigation. The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 3 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
(d)No Offset. The Company's obligation to make the payments provided for in this Agreement and otherwise perform its obligations hereunder shall, except as set forth in the second paragraph of Section 3(a), not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company, the Operating Partnership or any of their subsidiaries may have against the Executive or others unless such set-off, counterclaim, recoupment, defense, or other right arises from the Executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of funds or property of the Operating Partnership and their subsidiaries.
(e)Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall reasonably cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his base salary and average annual incentive compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 8(e), including, but not limited to, reasonable attorneys' fees and costs.
(f)Clawback. Notwithstanding any provisions in this Agreement to the contrary, to the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or (ii) any policy that may be adopted by the Company, the amounts paid or payable pursuant to this Agreement shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture of the amounts and/or repayment of amounts paid or payable pursuant to this Agreement.
(g)Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:
(i)If to the Company, to:
Chambers Street Properties
47 Hulfish Street, Suite 210, Princeton, NJ 08942
Facsimile: (609) 806-2666
Attn: Chairman of the Compensation Committee
(i)If to the Executive, to:
Hugh O'Beirne
250 Hawthorne Avenue
Princeton, NJ 08540
or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.
(h)Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
(i)Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

(j)Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
(k)Governing Law and Forum. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to its conflicts of laws principles, by a court of competent jurisdiction located within the State of Maryland.
(l)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business or any entity to which the Company may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by him.
(m)Waiver. No delays or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
(n)Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
(o)Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. In the event that any portion or provision of this Agreement (including, without limitation, any portion or provision of Sections 4, 5, and/or 6) is determined by a court or arbitrator of competent jurisdiction to be invalid, illegal or otherwise unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be reformed and deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable and shall be enforced by said court or arbitrator accordingly.
(p)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CHAMBERS STREET PROPERTIES

By:	/s/ MARTIN A. REID
Name:	Martin A. Reid
Title:	Interim President and Chief Executive Officer, and Chief Financial Officer

EXECUTIVE
/s/ HUGH S. O'BEIRNE
Hugh S. O'Beirne

Exhibit A

GENERAL RELEASE
I, Hugh S. O'Beirne, in consideration of and subject to the performance by CHAMBERS STREET PROPERTIES, a Maryland real estate investment trust, (together with its subsidiaries and CSP Operating Partnership, LP, the “Company”), of its obligations under the Amended and Restated Severance Agreement, dated as of _________ (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former managers, trustees, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company's direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.
1.    I understand that any payments or benefits (other than the Accrued Rights and the Accrued Benefits) paid or granted to me under Section 3 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits (other than the Accrued Rights and the Accrued Benefits) specified in Section 3 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2.    Except as provided in paragraphs 4 and 13 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I executed this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (collectively, “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Orders; the anti-retaliation provisions of the Fair Labor Standards Act; or their state or local counterparts, including, without limitation, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (NJLAD); the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. (CEPA); the New Jersey Family Leave Act, N.J.S.A. 34:118-1 et seq. (NJFLA); The New Jersey Workers' Compensation Act, N.J.S.A. 34:15-1 et seq. (to the extent permitted by law); the New Jersey Wage and Hour Laws, N.J.S.A. 34:11-56a et seq. (to the extent permitted by law); or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law;

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or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.    I agree that this General Release does not waive or release any rights or claims: (i) that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release, (ii) that are provided under (or preserved by) the Agreement, or (iii) against those associated with the Company that do not relate to my employment with the Company or the termination of my employment. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any Claim (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). This General Release is not intended to, and does not, forfeit any vested benefits that I have under any Company plan.
5.    I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys' fees and any form of injunctive relief, with respect to any Claim. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.
6.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by applicable law.
7.    I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to

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enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.
8.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
9.    I agree that I will forfeit and tender back to the Company all amounts payable by the Company (other than the Accrued Rights and Accrued Benefits) pursuant to Section 3 of the Agreement, as applicable, if I commence an action against the Company concerning any of the matters covered by this General Release (except as necessary to enforce the terms of this General Release or the Agreement), unless my suit is based on the ADEA. I also agree that if I violate this General Release by commencing an action against the Company (except as necessary to enforce the terms of this General Release or the Agreement), I will pay all costs and expenses of defending against the suit incurred by the Company, including attorneys' fees, unless the suit is based on the ADEA in which case attorneys' fees or costs are governed by federal law.
10.    I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law or legal process, and I will instruct each of the foregoing not to disclose the same to anyone.
11.    Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.
12.    I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data, except as expressly provided in the Agreement.
13.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
14.    Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality and unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this

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General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
15.    This release is conditioned upon the Company making all payments required to be made by the Company pursuant to Section 3 and shall be revocable by me if such payments are not made or if the Company files an action seeking a return of the payments made by the Company pursuant to Section 3.
16.    This General Release, along with the Agreement, contain the entire agreement between the parties and their predecessors with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
17.    This General Release shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
18.    This General Release may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.
19.    This General Release shall be interpreted and construed in accordance with the laws of the State of Maryland, without regard to its conflict of laws principles. All disputes relating to this General Release shall be resolved exclusively by the courts of the State of Maryland or by the United States Federal District Court for the District of Maryland and each party irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding and to the laying of venue in such court in connection with such action.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a)    I HAVE READ IT CAREFULLY;
(b)    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(c)    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(d)    I HAVE BEEN ADVISED TO CONSULT WITH AN ATIORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(e)    I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE SUBSTANTIALLY IN ITS FINAL FORM;
(f)    I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE

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AND THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE IF I REVOKE THIS GENERAL RELEASE;
(g)    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(h)    I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
Hugh S. O'Beirne

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